AMENDMENT TO THE AIRLINE PARTICIPATION AGREEMENT AND THE GENERAL AGREEMENT

This Amendment ("Amendment"), dated the 17th day of November, 1999, amends the Airline Participation Agreement ("APA") and the General Agreement ("GA"), dated August 31, 1998, as amended, between and among Delta Air Lines, Inc. ("Delta") and priceline.com Incorporated and PriceLine Travel, Inc. which merged with and into priceline.com Incorporated on March 24, 1999 ("Priceline"). Unless otherwise defined herein, capitalized terms shall have the meanings set forth in the APA and the GA, as applicable.

1.    The following provision replaces Section 3.1 of the GA in its entirety:

      3.1 Subject to Section 3.5 below, Delta and Priceline agree that, during the term of the GA and APA:

      (a) Delta consents to the participation in Priceline by the U.S. carriers identified in the attached Schedule 3.1; subject to the following restrictions:

            (i) Priceline shall not issue tickets on Northwest Airlines to or from ATL, except for the following O&D markets: DTW-ATL, MSP-ATL, and MEM-ATL;

            (ii) Priceline shall not issue tickets on Continental Airlines to or from ATL, except for the following O&D markets: EWR-ATL, CLE-ATL, HOU-ATL and IAH-ATL;

            (iii) Priceline shall not issue tickets on United Airlines to or from ATL, except for the following O&D markets: ORD- ATL, DEN-ATL, SFO-ATL, and IAD-ATL;

            (iv) Priceline shall not issue tickets on USAirways to or from ATL, BOS or LGA except for the following O&D markets: PIT-ATL/BOS/LGA, PHL-ATL/BOS/LGA, and CLT-ATL/BOS/LGA. Notwithstanding the above restriction, Priceline may issue tickets on USAirways to or from BOS or LGA in O&D markets not served by nonstop flights operated by Delta or a carrier operating a flight under Delta's two letter "DL" designator code, provided, that Priceline shall restrict its ticket BOS or LGA sales on USAirways within thirty (30) days of any new nonstop BOS or LGA service offered by Delta or a carrier operating a flight under Delta's two letter "DL" designator code; and

            (v)   Priceline shall not issue tickets on American Airlines to or

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                  from ATL, except for the following O&D markets: ORD-ATL,
                  DFW-ATL and MIA-ATL. In the event that American Airlines (or an affiliate of American Airlines), merges with or acquires substantial assets of USAirways in Boston, then, in addition to the ATL market restriction, Priceline shall not issue tickets on American Airlines to or from BOS, except for the following O&D markets: ORD- BOS, DFW- BOS and MIA- BOS; provided, that Priceline may issue tickets on American Airlines to or from BOS in O&D markets not served by nonstop flights operated by Delta or a carrier operating a flight under Delta's two letter "DL" designator code subject to; provided, further, that Priceline shall restrict its BOS ticket sales on American within thirty (30) days of any new nonstop BOS service offered by Delta or a carrier operating a flight under Delta's two letter "DL" designator code. In the event that American acquires or operates a hub airport in PIT, PHL or CLT as a result of the acquisition of substantially all of the assets of USAirways in PIT, PHL or CLT, then Priceline may issue tickets on American Airlines, respectively, in the PIT-ATL, PHL-ATL, or CLT-ATL markets, respectively.

      (b) Delta consents to the participation in Priceline by the International Carriers identified in the attached Schedule 3.1; subject to the following restrictions:

            (i) Priceline shall not issue tickets for international travel on Austrian Airlines, Sabena, Swissair, AeroMexico, Air Jamaica, Korean Airlines, Air Canada, All Nippon Airways, El Al Israel Airlines, Qantas, Japan Airlines, Alitalia and Aerolineas Argentinas to or from ATL or BOS, except for offers originating from O&D markets not served by Delta or a carrier operating a flight under Delta's two letter ("DL") designator code.

      (c) Notwithstanding the restrictions set forth in Section 3.1(a) and 3.1(b), Priceline may, in addition to other rights set forth in this Amendment issue tickets (i) on Turkish Airlines solely in the New York (JFK) - Tel Aviv O&D market, (ii) on flights operated by Participating Airlines in O&D markets not served by Delta or a carrier operating a flight under Delta's two letter designator code, and (iii) on code share flights operated by third party carriers (including commuter carriers) where the Participating Carrier's two letter designator code used to identify its flights (as published and used in the Official Airline Guide (OAG), computer reservation systems (CRS's) and internal reservations systems) appears in the carrier code box of the flight coupon; provided, that the market restrictions set forth in Section 3.1(a) and 3.1(b) are applicable to such code share flights.


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      (d)   Priceline shall not issue tickets on carriers that are not listed on
            Schedule 3.1. The participation of other domestic and international carriers in Priceline, and the sale of tickets on such carriers, is subject to Delta's prior written consent. Delta agrees to meet with Priceline to discuss objective criteria by which new international participants could be added.

      (e) For purposes of Section 3.1, an O&D market shall be considered to be served by Delta or a carrier operating a flight under Delta's two letter designator code at any time scheduled service is offered for sale by one or more such carriers.

2.    The following test is added as Section 7.15 (f) of the GA:

Reporting Audit Rights:

The General Agreement will be amended to state that Priceline will make available (at no cost to Delta) to all Participating Airlines, on an agreed production schedule, the following information for all Domestic and International markets in which such Participating Airlines provide fares and availability ("Applicable O&D's"):

o Methodology for determination of "Reasonable Demand" where "Reasonable Demand" denotes offers acceptable to Priceline for possible fulfillment

o     Notification of changes to "Reasonable Demand" methodology

o O&D routing, number of passengers, revenue, and average fare data for all Priceline tickets for each Participating Airline The above data will be made available to each Participating Airline no later than 30 days following the end of each calendar month in the case of segment data and each calendar quarter in the case of data relating to number of passengers, revenue and average fare data.

o     With respect to Delta only

      - Weekly frequency distribution of offer price demand by applicable O&D to include mode, range, minimum/maximum level, mean, median, standard deviation and bid price trends

      - As soon as practical but in any case within six months, make available to Delta with weekly detail and summary report that identifies rejected offers and the reasons leading to the rejections (e.g., "bid was too low by $20, no "L" inventory LGA-ATL Nov 1)

o Priceline will continue to provide to Delta all the data it currently submits on a regular basis (i.e., Delta Air Lines' Weekly Ticket Report - Summaries of Ticket Sales by O&D - Domestic and International), including data routinely submitted in response to Delta ad hoc requests.

      Priceline will disclose bookings through Priceline in a format comparable to the CRS MIDT data on a weekly basis and Priceline shall make available


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

      such data to all Participating Carriers.

      Priceline agrees to make available to Delta the audit plan and the report prepared by priceline's auditors concerning Priceline's compliance with the Participation Agreement and Delta General Agreement. In addition, Delta will have the right to audit Priceline for compliance on all contractual market, product, and other agreements and to receive regular reports measuring compliance to such contractual terms.

3. The following provision replaces Section 7.11 of the General Agreement in its entirety:

      7.11 All Participating Carriers will be given the first opportunity to fill a customer ticket request based on a formula which allocates such requests in proportion to the aggregate domestic or international market share (as applicable) of each Participating Carrier for each O&D requested. If a Participating Carrier fails to respond to a ticket request on its designated first look, then Priceline will allocate the request through a second round of preferred looks, which will be allocated in proportion to the aggregate domestic or international market shares (as applicable) of all remaining Participating Carriers for each O&D requested (but excluding the Participating Carrier that failed to fulfill the ticket request on the first look).

4. The following provision replaces Article III of the Airline Participation Agreement in its entirety:

      III. Priceline Ticket Allocation Methodology

            All Participating Carriers will be given the first opportunity to fill a customer ticket request based on a formula which allocates such requests in proportion to the aggregate domestic or international market share (as applicable) of each Participating Carrier for each O&D requested. If a Participating Carrier fails to respond to a ticket request on its designated first look, then Priceline will allocate the request through a second round of preferred looks, which will be allocated in proportion to the aggregate domestic or international market shares (as applicable) of all remaining Participating Carriers for each O&D requested (but excluding the Participating Carrier that failed to fulfill the ticket request on the first look).


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

5. Except as provided herein, all other terms and conditions of the APA and the GA shall remain in full force and effect. In the event any term or provision of the APA or the GA is contrary to or inconsistent with this Amendment, the terms of this Amendment shall control.

     PRICELINE.COM                          DELTA AIR LINES, INC.
     INCORPORATED


     -------------------------------        ----------------------------
     By: Paul E. Francis                    By: M. Michele Burns
     Title: Chief Financial Officer         Title: Vice President &
                                                   Treasurer


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

                               SCHEDULE 3.1

                               US CARRIERS

                             Alaska Airlines
                            American Airlines
                          America West Airlines
                           Continental Airlines
                            Hawaiian Airlines
                             Midway Airlines
                            Northwest Airlines
                                 Sky West
                           Trans World Airlines
                               Trans States
                                USAirways
                             United Airlines

                          INTERNATIONAL CARRIERS

                               Air Jamaica
                                Aer Lingus
                          Aerolineas Argentinas
                                Aeromexico
                                Air Canada
                                Air France
                             Air New Zealand
                                 Alitalia
                            All Nippon Airways
                            Austrian Airlines
                          Cathay Pacific Airways
                          El Al Israel Airlines
                                  Iberia
                                Icelandair
                             Korean Air Lines
                              Japan Airlines
                                Lufthansa
                            Malaysia Airlines
                                  Qantas
                       SAS (Scandinavian Airlines)
                            Singapore Airlines
                                  Sabena
                          South African Airways
                                 Swissair
                                  Varig
                             Virgin Atlantic


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